Exhibit 4.30

DATED 10 November 2011

IOLI OWNING COMPANY LIMITED

(as borrower)

-and-

DEUTSCHE SCHIFFSBANK AKTIENGESELLSCHAFT

(as lender)

SECOND SUPPLEMENTAL AGREEMENT TO A SECURED

LOAN FACILITY AGREEMENT DATED 2 OCTOBER 2007 AS AMENDED AND

SUPPLEMENTED BY A FIRST SUPPLEMENTAL AGREEMENT DATED

25 FEBRUARY 2010

CONTENTS

		Page

1	Interpretation	1

2	Conditions	2

3	Representations and Warranties	5

4	Amendments to Loan Agreement	5

5	Confirmation and Undertaking	6

6	Communications, Law and Jurisdiction	6

Schedule 1		7
	Effective Date Confirmation	7

SUPPLEMENTAL AGREEMENT

Dated: 10 November 2011

BETWEEN:

(1)	IOLI OWNING COMPANY LIMITED, a company incorporated under the laws of the Marshall Islands whose registered address is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH 96960 (the “Borrower”); and

(2)	DEUTSCHE SCHIFFSBANK AKTIENGESELLSCHAFT acting through its office at 17, Domshof, 28195, Bremen, Federal Republic of Germany (the “Lender”).

SUPPLEMENTAL TO a secured loan agreement dated 2 October 2007 made between the Borrower and the Lender as amended and supplemented by a first supplemental agreement dated 25 February 2010 made by the Borrower, the Guarantor and the Lender (together, the “Loan Agreement”), on the terms and subject to the conditions of which the Lender agreed to advance to the Borrower an aggregate amount not exceeding the lesser of (i) seventy per cent (70%) of the Purchase Price and (ii) thirty five million Dollars ($35,000,000) in order to assist the Borrower to finance part of the Purchase Price of the Vessel.

WHEREAS:

The Borrowers have requested and the Lender has agreed that Cardiff is released from the managers’ confirmation specified in Part II of Schedule 1 of the Loan Agreement and that the Finance Parties agree to accept the New Managers in its stead as a replacement manager but only subject to the terms and conditions contained in this Supplemental Agreement.

IT IS AGREED THAT:

1	Interpretation

1.1	In this Supplemental Agreement:-

“Additional Security Documents” means this Supplemental Agreement and the Deed of Confirmation.

“Deed of Confirmation” means the deed of confirmation of the Guarantor in favour of the Lender, in such form and containing such terms and conditions as the Lender shall require.

“Effective Date” means the date on which the Lender confirms to the Borrower in writing substantially in the form set out in Schedule 1 that all of the conditions referred to in Clause 2.1 have been satisfied, which confirmation the Lender shall be under no obligation to give if a Default shall have occurred.

“New Management Agreement” means the agreement for the commercial and/or technical management of the Vessel made or to be made between the Borrower and the New Managers.

“New Managers” means TMS Bulkers Ltd. of the Republic of the Marshall Islands having its registered address at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, or such other commercial and/or technical managers of the Vessel nominated by the Borrower as the Lender may approve.

“New Managers’ Confirmation” means the written confirmation of the New Managers that, throughout the Facility Period unless otherwise agreed by the Lender, they will remain the commercial and technical managers of the Vessel and that they will not, without the prior written consent of the Lender, sub-contract or delegate the commercial or technical management of the Vessel to any third party and confirming in terms acceptable to the Lender that, following the occurrence of an Event of Default, all claims of the New Managers against the Borrower shall be subordinated to the claims of the Finance Parties under the Finance Documents in such form and containing such terms and conditions as the Lender shall require.

1.2	All words and expressions defined in the Loan Agreement shall have the same meaning when used in this Supplemental Agreement unless the context otherwise requires, and clause 1.2 of the Loan Agreement shall apply to the interpretation of this Supplemental Agreement as if it were set out in full.

2	Conditions

2.1	As conditions for the agreement of the Lender to the requests specified in the Recital above and for the effectiveness of Clause 4, the Borrower shall deliver or cause to be delivered to or to the order of the Lender the following documents and evidence:

2.1.1	a certificate from a duly authorised officer of each Security Party confirming that none of the documents delivered to the Lender pursuant to Schedule 1, Part I, 1 (a), (c), (d) and (g) of the Loan Agreement have been amended or modified in any way since the date of their delivery to the Lender, or copies, certified by a duly authorised officer or the legal advisor of the Security Party in question as true, complete, accurate and neither amended nor revoked, of any which have been amended or modified;

2.1.2	a certificate of a duly authorised officer of the New Managers certifying that each copy document relating to it specified in this Clause 2 is correct, complete and in full force and effect and setting out the names of the directors, officers and shareholders of that Security Party and the proportion of shares held by each shareholder;

2.1.3	copies of the constitutional documents of the New Managers together with such other evidence as the Lender may reasonably require that the New Managers is duly incorporated in its country of incorporation and remains in existence with power to enter into, and perform its obligations under, the Relevant Documents to which it is or is to become a party;

2.1.4	a copy, certified by a director or the secretary of each Security Party and the New Managers as true, complete and accurate and neither amended nor revoked, of a resolution of the directors and a resolution of the shareholders of that Security Party and the New Managers (together, where appropriate, with signed waivers of notice of any directors’ or shareholders’ meetings) approving, and authorising or ratifying the execution of, this Supplemental Agreement and any document to be executed by that Security Party and the New Managers pursuant to this Supplemental Agreement;

2.1.5	a notarially attested and legalised power of attorney of each Security Party and the New Managers under which this Supplemental Agreement and any documents required pursuant to it are to be executed by that Security Party and the New Managers; and

2.1.6	where such registration is required or permitted under the laws of the relevant jurisdiction, evidence that the names of the directors, officers and shareholders of the New Managers are duly registered in the companies registry or other registry in the country of incorporation of the New Managers;

2.1.7	the Additional Security Documents duly executed;

2.1.8	certificates of good standing in respect of the Security Parties and the New Managers;

2.1.9	evidence that any process agent referred to in Clause 22.5 (Service of process) of the Loan Agreement and any process agent appointed under any other Finance Document has accepted its appointment;

2.1.10	the New Management Agreements;

2.1.11	the new Managers’ Confirmation duly executed;

2.1.12	confirmation satisfactory to the Lender that all legal opinions required by the Lender will be given substantially in the form required by the Lender; and

2.1.13	the ISM Company’s current DOC.

2.2	All documents and evidence delivered to the Lender pursuant to this Clause shall:

2.2.1	be in form and substance acceptable to the Lender;

2.2.2	be accompanied, if required by the Lender, by translations into the English language, certified in a manner acceptable to the Lender; and

2.2.3	if required by the Lender, be certified, notarised, legalised or attested in a manner acceptable to the Lender.

3	Representations and Warranties

Each of the representations and warranties contained in clause 11 of the Loan Agreement shall be deemed repeated by the Borrower at the date of this Supplemental Agreement and at the Effective Date, by reference to the facts and circumstances then pertaining, as if references to the Finance Documents included this Supplemental Agreement.

4	Amendments to Loan Agreement

With effect from the Effective Date:

4.1	the definitions set forth in Clause 1.1 (other than the definition of “Effective Date”) shall be included as definitions in clause 1.1 of the Loan Agreement;

4.2	the definitions of “Cardiff” shall be deleted and replaced by the definition of “New Managers” and all references in the Loan Agreement and the Security Documents to Managers and Management Agreement shall be construed to mean the New Managers and the New Management Agreement respectively;

4.3	the definition of “Management Agreement” set out in clause 1.1 of the Loan Agreement shall be deleted and replaced as follows:-

“Management Agreement” means the agreement(s) for the commercial and/or technical management of the Vessel (during the period in which the Bareboat Charter is in force) between the Bareboat Charterer and the relevant Managers and the agreement(s) for the commercial and/or technical management of the Vessel (during the remainder of the Facility Period when the Bareboat Charter is not in force) dated 1 January 2011 between the Borrower and the New Managers.

4.4	the definition of “Relevant Documents” set out in clause 1.1 of the Loan Agreement shall be amended to include the New Managers’ confirmation; and

4.5	the definition of “Security Documents” set out in clause 1.1 of the Loan Agreement shall be amended to include the Additional Security Documents;

4.6	clause 18.2.1 of the Loan Agreement shall be deleted and replaced as follows:-

“18.2.1	in the case of the Borrowers, do Dryships Inc. of Omega Building, 80 Kifissias Avenue, 151 25 Maroussi, Athens, Greece (fax no: +30 210 8090575) marked for the attention of Mr Ziad Nakhleh;”;

4.7	the words “Cardiff Marine Inc. of 80 Broad Street, Monrovia, Republic of Liberia” set out in clause 6.26 of the Deed of Covenants shall be deleted and replaced with the words “New Managers”.

All other terms and conditions of the Loan Agreement shall remain unaltered and in full force and effect.

5	Confirmation and Undertaking

5.1	The Borrower confirms that all of its obligations under or pursuant to each of the Finance Documents to which it is a party remain in full force and effect, despite the amendments to the Loan Agreement and the Security Documents made in this Supplemental Agreement, as if all references in any of the Finance Documents to the Loan Agreement (however described) were references to the Loan Agreement as amended and supplemented by this Supplemental Agreement.

5.2	The definition of any term defined in any of the Finance Documents shall, to the extent necessary, be modified to reflect the amendments to the Loan Agreement made in this Supplemental Agreement.

6	Communications, Law and Jurisdiction

The provisions of clauses 18 and 22 of the Loan Agreement shall apply to this Supplemental Agreement as if they were set out in full and as if references to the Loan Agreement were references to this Supplemental Agreement.

Schedule 1

Effective Date Confirmation

To:	IOLI OWNING COMPANY LIMITED

Trust Company Complex

Ajeltake Road

Ajeltake Island

Majuro

Marshall Islands MH 96960

We, DEUTSCHE SCHIFFSBANK AKTIENGESELLSCHAFT, refer to the supplemental agreement dated      November 2011 (the “Supplemental Agreement”) relating to a secured loan agreement dated 2 October 2007 as amended and supplemented by a first supplemental agreement dated 25 February 2011 (the “Loan Agreement”) made between you as the Borrower and ourselves as the Lender in respect of a loan to you from us of up to $35,000,000.

We hereby confirm that all conditions precedent referred to in Clause 2.1 of the Supplemental Agreement have been satisfied. In accordance with Clauses 1.1 and 4 of the Supplemental Agreement the Effective Date is the date of this confirmation and the amendments to the Loan Agreement are now effective.

Dated	November 2011

Signed:
For and on behalf of

DEUTSCHE SCHIFFSBANK AKTIENGESELLSCHAFT

IN WITNESS of which the parties to this Supplemental Agreement have executed this Supplemental Agreement as a deed the day and year first before written.

SIGNED and DELIVERED as	)
a DEED by	)
IOLI OWNING COMPANY LIMITED	)
acting by	)
Dimitrios Glynos	)	/s/ Dimitrios Glynos
its duly authorised attorney-in-fact	)
in the presence of:	)
KONSTANTINOS KARACHALIOS

SIGNED and DELIVERED as	)
a DEED by	)
DEUTSCHE SCHIFFSBANK	)
AKTIENGELSELLSCHAFT	)
acting by	)
Christodoulos Vartzis	)	/s/ Christodoulos Vartzis
its duly authorised attorney-in-fact	)
in the presence of:	)
KONSTANTINOS KARACHALIOS